Exhibit 10.3

Execution Version

MARKETING AGREEMENT

This Marketing Agreement (this “Agreement”) is entered into on March 20, 2018, effective as of March 1, 2018 (the “Effective Date”), by and among Alon USA, LP, a Texas limited partnership (“Customer”), DKL Big Spring, LLC, a Delaware limited liability company (“Marketing”), and for the limited purposes specified in Section 6.8, Delek US Holdings, Inc. (“Delek US”). Customer and Marketing are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Customer owns an oil refinery located in Big Spring, Howard County, Texas (the “Refinery”), and, among other things, is in the business of producing at the Refinery or otherwise sells from the Refinery and other locations the products listed in Schedule A attached hereto (the “Refinery Products”) and the products listed in Schedule B attached hereto (the “Excluded Products”);

WHEREAS, Marketing is in the business of marketing and selling refined petroleum products;

WHEREAS, the Parties desire that Marketing perform the functions of marketing all Refinery Products produced or sold from the Refinery; and

WHEREAS, Marketing possesses the ability to provide and is willing to perform such marketing services as provided herein;

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, obligations and benefits made and contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                               Unless the context expressly requires otherwise, the respective terms defined in this Article 1 shall, when used in this Agreement, have the respective meanings herein specified:

“Affiliate” means, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” means (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person or (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the General Partner, the Partnership and the Partnership’s subsidiaries), including the Customer, on the one hand, and the General Partner, the Partnership and the Partnership’s subsidiaries, including Marketing, on the other hand, shall not be considered Affiliates of each other.

“Agreement” shall have the meaning assigned to such term in the Preamble.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, code, Permit, Order, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Arbitrable Dispute” means any and all disputes, claims, controversies and other matters in question between Customer Indemnitees, on the one hand, and Marketing Indemnitees, on the other hand, arising out of or relating to this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for in Applicable Law or otherwise, or (d) seeking damages or other relief, whether at law, in equity or otherwise.

“Asset Purchase Agreement” means the Asset Purchase Agreement (Big Spring Refinery Logistics Assets) dated as of February 26, 2018, by and among Alon USA Partners, LP, a Delaware limited partnership, Alon USA GP II, LLC, a Delaware limited liability company, Alon USA Delaware, LLC, a Delaware limited liability company, Alon USA Refining, LLC, a Delaware limited liability company, Alon Paramount Holdings, Inc., a Delaware corporation, and Customer, as sellers, Marketing, as buyer, and for the limited purposes set forth therein, Delek US, as amended.

“Bankrupt” means a Person that (a) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (d) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (e) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (g) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (h) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (i) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events, (j) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within 15 consecutive calendar days or (k) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.

“Barrel” shall mean 42 U.S. gallons, measured at 60° F.

“Business Day” means any day, other than Saturday or Sunday, on which banks are open for business in Nashville, Tennessee.

“Claimant” shall have the meaning assigned to such term in Section 11.12.

“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (a) at the time of disclosure is or thereafter becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (b) is developed by the receiving Party without reliance on any Confidential Information or (c) is or was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.

“Contract Quarter” shall mean a three-month period that commences on January 1, April 1, July 1 or October 1 and ends on the last day of March, June, September or December, respectively, except that the initial Contract Quarter shall commence on the Effective Date and shall end on March 31, 2018 and the final Contract Quarter shall end on the last day of the Term.

“Customer” shall have the meaning assigned to such term in the Preamble.

“Customer Accounts” shall mean any right to payment, including all accounts, general intangibles, chattel paper, letters of credit, or payment instruments, all security for any such payment rights and all cash or non-cash proceeds arising from the sale or other disposition of the Refinery Products during the Term.

“Customer Contracts” shall mean any and all contracts or sales arrangements relating to the sale of the Refinery Products by Customer in existence as of the date hereof or that come into existence during the Term.

“Customer Indemnitees” shall have the meaning assigned to such term in Section 9.2.

“Defaulting Party” shall have the meaning assigned to such term in Section 3.3.

“Delek US” shall have the meaning assigned to such term in the preamble.

“Effective Date” shall have the meaning assigned to such term in the preamble.

“Event of Default” shall have the meaning assigned to such term Section 3.3.

“Excluded Products” shall have the meaning assigned to such term in the Recitals.

“Force Majeure” means acts of God, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain Refinery Products because of a failure of third-party pipelines or third-party rail facilities, and any other causes whether of the kind herein enumerated or otherwise; provided, that any of the foregoing must not reasonably be within the control of the Party claiming delay or interruption and must be an event which through the exercise of due diligence such Party is unable to prevent or overcome.

“Force Majeure Notice” shall have the meaning assigned to such term in Section 8.1.

“Force Majeure Party” shall have the meaning assigned to such term in Section 8.1.

“Force Majeure Period” shall have the meaning assigned to such term in Section 8.1.

“General Partner” means Delek Logistics GP, LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Initial Term” shall have the meaning assigned to such term in Section 3.1.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means any losses, Liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses of any kind (including reasonable professional fees and other fees, court costs and other disbursements).

“Marketing” shall have the meaning assigned to such term in the Preamble.

“Marketing Indemnitees” shall have the meaning assigned to such term in Section 9.1.

“Minimum Volume Commitment” shall have the meaning assigned to such term in Section 6.3.

“Non-Defaulting Party” shall mean any Party other than a Defaulting Party.

“Non-Specialty Minimum Volume Commitment” shall have the meaning assigned to such term in Section 6.3.

“Non-Specialty Refinery Products” means the Refinery Products set forth on Schedule A and marked “Non-Specialty.”

“Non-Specialty Services Base Fee” shall have the meaning assigned to such term in Section 6.1.

“Notice Period” shall have the meaning assigned to such term in Section 3.6(a).

“Order” means any judgment, order, writ, injunction, decree, settlement agreement, award, ruling, schedule and similar binding legal agreement, in each case to the extent legally enforceable, issued by or entered into with a Governmental Authority.

“Partnership” means Delek Logistics Partners, LP, a Delaware limited partnership.

“Party” or “Parties” shall have the meanings assigned to such terms in the Preamble.

“Permits” means all permits, licenses, sublicenses, certificates, approvals, identification numbers, consents, exemptions, notices, waivers, variances, franchises, registrations, filings, accreditations, or other similar authorizations, including pending applications or filings therefor and renewals thereof, required by any Applicable Law or Governmental Authority or granted by any Governmental Authority.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.

“PPI” means the Producer Price Index—Commodities—Finished Goods, as reported by the U.S. Bureau of Labor Statistics.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate.

“Receiving Party Personnel” shall have the meaning assigned to such term in Section 10.1(d).

“Refinery” shall have the meaning assigned to such term in the Recitals.

“Refinery Products” shall have the meaning assigned to such term in the Recitals.

“Renewal Term” shall have the meaning assigned to such term in Section 3.1.

“Respondent” shall have the meaning assigned to such term in Section 11.12.

“RFS Program” means Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 and implementing regulations, including without limitation, 40 C.F.R. Part 80, Subpart M.

“Services Base Fee” shall have the meaning assigned to such term in Section 6.1.

“Shortfall Payment” shall have the meaning assigned to such term in Section 6.4.

“Special Damages” shall have the meaning assigned to such term in Section 9.3.

“Specialty Minimum Volume Commitment” shall have the meaning assigned to such term in Section 6.3.

“Specialty Refinery Products” means the Refinery Products set forth on Schedule A and marked “Specialty.”

“Specialty Services Base Fee” shall have the meaning assigned to such term in Section 6.1.

“Suspension Notice” shall have the meaning assigned to such term in Section 3.6(a).

“Term” shall have the meaning assigned to such term in Section 3.1.

“Termination Notice” shall have the meaning assigned to such term in Section 8.2.

“Transaction Agreements” means, collectively, this Agreement, the Asset Purchase Agreement, the Lease and Access Agreement (as defined in the Asset Purchase Agreement), the Site Services Agreement (as defined in the Asset Purchase Agreement), and the Omnibus Agreement (as defined in the Asset Purchase Agreement).

1.2                               Construction of the Agreement.

(a)                                 It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:

(i)                                     examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(ii)                                  the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions;

(iii)                               a defined term has its defined meaning throughout this Agreement and each schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(iv)                              each Schedule or Attachment to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Schedule or Attachment, the provisions of the main body of this Agreement shall prevail;

(v)                                 the term “cost” includes expense and the term “expense” includes cost;

(vi)                              the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

(vii)                           any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;

(viii)                        currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;

(ix)                              unless the context otherwise requires, all references to time shall mean time in Nashville, Tennessee;

(x)                                 unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively; and

(xi)                              if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

1.3                               All references in this Agreement to an “Article,” “Section,” “subsection,” “Schedule” or “Attachment” shall be to an Article, Section, subsection, schedule, or “Attachment” of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

ARTICLE 2
MARKETING AND SALES SERVICES

2.1                               Exclusive Marketing and Sales Services Provider.  During the Term, Marketing shall act as the exclusive marketing and sales agent on behalf of Customer and be the exclusive provider of marketing and sales services for all of the Refinery Products produced or otherwise sold by Customer; provided, however, that Marketing shall not act as marketing and sale agent on behalf of Customer, or provide marketing and sales services, in each case, with respect to pipeline sales of Refinery Products at the Duncan Terminal (as defined in the Asset Purchase Agreement) to an un-Affiliated third party except as specifically directed by Customer in writing.  During the Term, Customer shall not market or sell the Refinery Products except pursuant to the terms of this Agreement.

2.2                               Marketing and Sales Services.  Subject to the terms and conditions of this Agreement, during the Term, Marketing shall market the Refinery Products and perform such other services as are reasonably necessary to carry out the transactions contemplated by this Agreement in a capable and professional manner, including the following:

(a)                                 promptly identify potential buyers of the Refinery Products, evaluate the creditworthiness of such potential buyers and make recommendations to Customer with respect to such potential buyers (it being understood and agreed that Customer shall make the decision as to whether it will transact with any such buyer and Marketing will have no liability for any bad debt of such buyer);

(b)                                 promptly negotiate and recommend for approval by Customer commercially competitive terms (under prevailing market conditions) of any purchase orders or supply contracts for the Refinery Products;

(c)                                  provide such personnel, equipment and vehicles necessary to perform the marketing and sales services contemplated herein;

(d)                                 diligently monitor sales volumes and inventories of Refinery Products;

(e)                                  act as the primary point of contact for sales and marketing issues relating to the Customer Contracts;

(f)                                   monitor accounts receivable with respect to the Refinery Products and any taxes or other charges related thereto; and

(g)                                  assist Customer with monitoring Customer’s compliance obligations under the RFS Program (it being understood and agreed that Marketing will have no liability with respect to any failure to comply by Customer).

2.3                               Access to Facilities and Systems During the Term of Agreement.

(a)                                 Marketing shall have the right to full and complete access to the Refinery, and related facilities, information and systems as may be reasonably necessary to market and sell the Refinery Products, and otherwise perform its obligations and exercise its rights under this Agreement.

(b)                                 When accessing the facilities, Marketing shall comply with such safety directives and guidelines as may be furnished to Marketing by Customer in writing from time to time.

ARTICLE 3
TERM

3.1                               Term.  The initial term of this Agreement (the “Initial Term”) shall commence on the date hereof and, unless earlier terminated in accordance with Section 3.6, shall continue for a period of ten years, unless extended as hereinafter provided. Customer shall have the one-time option to extend this Agreement for up to five additional years on the same terms and conditions set forth herein (the “Renewal Term”). In order to exercise its option to extend this Agreement for a Renewal Term, Customer shall notify Marketing of the desired length of the Renewal Term in writing not less than 180 days prior to the expiration of the Initial Term. At the end of the Renewal Term, this Agreement shall then continue on a year to year basis unless cancelled by either Party by delivering not less than 180 days’ written notice to the other Party. The Initial Term, the Renewal Term and any such year to year renewal term shall collectively be the “Term”.

3.2                               This Agreement may be terminated during the Term under the following circumstances:

(b)                                 The Parties may terminate this Agreement by execution of a written agreement signed by authorized representatives of both Parties, in which event the termination shall be effective on the date specified in such agreement.

(c)                                  Either Party may terminate this Agreement in the event of an Event of Default.

(d)                                 Customer may terminate this Agreement in accordance with Section 3.6.

(e)                                  Either Party may terminate this Agreement in accordance with Section 8.2

3.3                               For the purposes of this Agreement, “Event of Default” means the occurrence of any of the following events with respect to any Party (the “Defaulting Party”):

(a)                                 The Defaulting Party fails to make payment when due (i) under Article 6 within one Business Day after a written demand therefor or (ii) under any other provision hereof within five Business Days; or

(b)                                 Other than a default described in Section 3.3(a), the Defaulting Party fails to perform any material obligation or covenant to the other under this Agreement, which is not cured to the reasonable satisfaction of any other Party within 30 days after the date that such Party receives written notice that such obligation or covenant has not been performed; or

(c)                                  The Defaulting Party breaches any representation or warranty made or deemed to have been made by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within 30 days after the date that such Party receives notice that corrective action is needed; or

(d)                                 The Defaulting Party becomes Bankrupt.

3.4                               If an Event of Default occurs, the Non-Defaulting Party may, without limitation on its rights under this Article 3, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party under this Agreement (whether or not then due). Any net amount due hereunder shall be payable by the Party owing such amount within one Business Day of termination.

3.5                               The Non-Defaulting Party’s rights under this Article 3 shall be in addition to, and not in limitation of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts, as a secured party or under any other credit support. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all Losses incurred in the exercise of any remedies hereunder.

3.6                               Termination for Refinery Suspension.

(a)                                 From and after the second anniversary of the Effective Date, in the event that Customer decides to permanently or indefinitely suspend refining operations at the Refinery for a period that shall continue for at least 12 consecutive months, Customer may provide written notice to Marketing of Customer’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time (but not prior to the second anniversary of the Effective Date) after Customer has notified Marketing of such suspension and, upon the expiration of the period of 12 months (which may run concurrently with the 12-month period described in the immediately preceding sentence) following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If Customer notifies Marketing, more than two months prior to the expiration of the Notice Period, of its intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered. During the Notice Period, Customer shall remain liable for Shortfall Payments.

(b)                                 If refining operations at the Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then Customer shall remain liable for Shortfall Payments under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above. Customer shall provide at least 30 days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance, provided that Customer shall not have any liability for any failure to notify, or delay in notifying, Marketing of any such suspension except to the extent Marketing has been materially damaged by such failure or delay.

3.7                               Each Party’s obligations under this Agreement shall end as of the effective date of its termination in accordance with this Agreement; provided, however, that each Party shall remain liable to the other hereunder with respect to (a) any obligations accruing under this Agreement prior to the effective date of such termination, including any indemnification obligations provided hereunder or (b) as otherwise provided in this Agreement.

ARTICLE 4
THE REFINERY PRODUCTS

4.1                               Quantity of Refinery Products.  During the Term of this Agreement, Customer shall make available to Marketing, and Marketing will use commercially reasonable efforts to market and sell, all of the Refinery Products produced or otherwise sold by Customer; provided, however, that nothing contained herein shall prevent Marketing from purchasing from third Persons (or selling on behalf of third Persons) products that are similar in nature to the Refinery Products in markets not served by Customer, as determined by Marketing in good faith.

4.2                               Measurement of Refinery Products.  The measurement of Refinery Products produced and sold pursuant to this Agreement shall be determined in a manner reasonably acceptable to Customer and Marketing. Marketing shall have the right to inspect, test, and audit any and all equipment and systems used in the measurement of the Refinery Products pursuant to this Agreement.

4.3                               Title and Risk of Loss to Refinery Products.  During the Term, the title and risk of loss to the Refinery Products sold hereunder shall pass from Customer to the third Person buyer of such Refinery Products (or, with respect to any Refinery Products sold hereunder to Marketing for its own account, to Marketing) pursuant to the terms of the purchase or supply contract or other sales arrangement between Customer and such buyer. As between the Parties, during the Term, Customer shall be deemed to be the (a) sole and exclusive owner, and in sole and exclusive control and possession, of all the Refinery Products delivered hereunder to any third Person buyer (or, with respect to any Refinery Products sold hereunder to Marketing for its own account, to Marketing); and (b) sole and exclusive owner of all Customer Accounts and Customer Contracts, and Marketing hereby expressly disclaims any rights, claims or interest in or to such Refinery Products (other than any Refinery Products sold hereunder to Marketing for its own account), Customer Accounts, or Customer Contracts, whether now existing or otherwise arising during the Term; provided, however, nothing in this Section 4.3 is intended as a waiver of any claims related to the performance of the Parties of their respective obligations under this Agreement.

4.4                               Taxes and Other Assessments.  Customer shall be responsible for and shall discharge as and when due all taxes, duties, royalties, fees and other assessments imposed or levied upon the Refinery Products sold pursuant to this Agreement during the Term; provided, however, that if Marketing is a purchaser for its own account of Refinery Products sold under this Agreement, Marketing shall be responsible for and shall discharge as and when due all taxes, duties, royalties, fees and other assessments imposed or levied on such Refinery Products following such purchase.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1                               Representations of Customer.  Customer represents and warrants to Marketing that (a) this Agreement, the rights obtained and the duties and obligations assumed by Customer hereunder, and the execution and performance of this Agreement by Customer, do not violate any Applicable Law with respect to Customer or any of its property or assets, the terms and provisions of Customer’s organizational documents or any agreement or instrument to which Customer or any of its property or assets are bound or subject; (b) the execution and delivery of this Agreement by Customer has been authorized by all necessary limited partnership or other action; (c) Customer has the full and complete authority and power to enter into this Agreement; (d) no further action on behalf of Customer, or consents of any other party (other than a Governmental Authority), are necessary for the provision of services hereunder; and (e) upon execution and delivery by Customer, this Agreement shall be a valid and binding agreement of Customer enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

5.2                               Representations of Marketing.  Marketing hereby represents and warrants to Customer that (a) this Agreement, the rights obtained and the duties and obligations assumed by Marketing hereunder, and the execution and performance of this Agreement by Marketing, do not violate any Applicable Law with respect to Marketing or any of its properties or assets, the terms and provisions of Marketing’s organizational documents or any agreement or instrument to which Marketing or any of its properties or assets are bound or subject; (b) the execution and delivery of this Agreement by Marketing has been authorized by all necessary limited liability company or other action; (c) Marketing has the full and complete authority and power to enter into this Agreement and to provide the services hereunder; (d) no further action on behalf of Marketing, or consents of any other party (other than a Governmental Authority), are necessary for the provision of services hereunder; and (e) upon execution and delivery by Marketing, this Agreement shall be a valid and binding agreement of Marketing enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

ARTICLE 6
FEES DURING TERM

6.1                               Marketing and Sales Services Fee. In consideration for the marketing and sales services to be performed by Marketing during the Term pursuant to the terms and conditions hereof, Customer shall pay Marketing a monthly fee equal, for any one-month period, to (a) $0.71 per Barrel of Non-Specialty Refinery Products sold pursuant to this Agreement during such period (the “Non-Specialty Services Base Fee”) and (b) $0.50 per Barrel of Specialty Refinery Products sold pursuant to this Agreement during such period (the “Specialty Services Base Fee” and each of the Non-Specialty Services Base Fee and the Specialty Services Base Fee, a “Services Base Fee”).

6.2                               Services Base Fee Adjustment. On July 1 of each year commencing on July 1, 2019, each Services Base Fee shall be increased or decreased by an amount equal to the aggregate percentage increase or decrease, if any, in the PPI over the prior 12 months; provided, however, that such fees shall in no event be less than the initial amount set forth herein. If the PPI is no longer published, Customer and Marketing shall negotiate in good faith to agree on a new index that gives comparable protection against inflation and the same method of adjustment for increases in the new index shall be used to calculate increases in each Services Base Fee. If Customer and Marketing are unable to agree, the new index will be determined by arbitration in accordance with Section 11.12.

6.3                               Minimum Volume Commitment.  During each Contract Quarter during the Term, Customer shall make available to Marketing for marketing and sale all of the Refinery Products produced or otherwise sold by Customer during such Contract Quarter, but not less than an aggregate amount of (x) Non-Specialty Refinery Products equal to 55,000 Barrels per day, multiplied by the number of calendar days in the Contract Quarter (the “Non-Specialty Minimum Volume Commitment”) and (y) Specialty Refinery Products equal to 10,000 Barrels per day, multiplied by the number of calendar days in the Contract Quarter (the “Specialty Minimum Volume Commitment” and each of the Non-Specialty Minimum Volume Commitment and the Specialty Minimum Volume Commitment, a “Minimum Volume Commitment”).

6.4                               Shortfall Payments. If, during any Contract Quarter during the Term, Customer makes less than the applicable Minimum Volume Commitment available to Marketing, Customer shall pay Marketing an amount for such shortfall (a “Shortfall Payment”), if any, equal to the applicable Services Base Fee multiplied by the difference between (i) the applicable Minimum Volume Commitment and (ii) the aggregate volume of Non-Specialty Refinery Products or

Specialty Refinery Products, as applicable, sold by Customer during the applicable Contract Quarter. The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the Minimum Volume Commitments and the payment by Customer of the Shortfall Payment shall relieve Customer of any obligation to meet such Minimum Volume Commitments for the relevant Contract Quarter.  The Parties further acknowledge and agree that there shall not be any carry-over of volumes in excess of the Minimum Volume Commitments to any subsequent Contract Quarter.

6.5                               Invoicing and Payments.  Marketing shall invoice Customer monthly (or in the case of any Shortfall Payments, quarterly) for all services rendered by Marketing hereunder. All fees and charges reflected in Marketing’s invoices and not subject to dispute by Customer are due and payable within 30 days of the date of receipt of Marketing’s invoice. Payment of undisputed fees and charges must be made by electronic funds transfer of same day available federal funds to Marketing’s account and bank, both as indicated on Marketing’s invoice. Invoices may be sent by electronic mail and facsimile. (x) Payments that are not disputed and that are not made within the agreed or designated terms and (y) disputed amounts resolved in favor of Marketing shall bear interest from the original due date per annum at (a) the Prime Rate plus 2% or (b) if such rate is prohibited by Applicable Law, then the highest rate allowed by Applicable Law. If Customer disputes any portion of an invoice, Customer must pay the undisputed portion of the invoice. Customer will pay all of Marketing’s reasonable, out-of-pocket costs (including reasonable professional fees and court costs) of collecting past due payments and late payment charges. In addition, in the event that Customer is more than 90 days overdue in its payment obligations hereunder, and Marketing has not elected to terminate this Agreement in accordance with its terms, Marketing shall be excused from its obligations to perform services hereunder until such delinquency is cured; provided, however, that Customer shall continue to be obligated to pay for any services performed.

6.6                               Certain Taxes.  Customer will pay, and will indemnify and hold harmless Marketing from and against, any and all sales, use, excise and similar taxes, fees or other charges and assessments imposed on the services provided by Marketing hereunder. Marketing shall be responsible for and pay all other applicable taxes levied upon Marketing, including its own income and franchise taxes. Marketing and Customer shall fully cooperate in providing documentation, exemption, or resale certificates required by Applicable Law to document and establish qualifications for any sales, use, or other transaction tax exemptions available with respect to the services provided hereunder.

6.7                               Records.  Customer shall maintain the books, records and accounts reflecting the transactions arising from this Agreement during the Term, including, without limitation, accounting and administrative reports relating to the (a) marketing and sale of the Refinery Products and (b) accrual and payment of the Services Base Fee and Shortfall Payment attributable to the Term. Such books, records and accounts shall (i) reflect only those transactions effected in connection with this Agreement, (ii) be kept separate and apart from any other books and records maintained by Customer, and (iii) upon request, be available to Marketing for examination or copying during the normal business hours of Customer.

6.8                               Limited Guaranty by Delek US.  Delek US hereby unconditionally and irrevocably guarantees to Marketing the due and punctual payment of all sums payable by Customer under this

Agreement. In the case of the failure of Customer to make any such payment as and when due, Delek US hereby agrees to make such payment or cause such payment to be made, promptly upon written demand by Marketing to Delek US, but any delay in providing such notice shall not under any circumstances reduce the liability of Customer or operate as a waiver of Customer’s right to demand payment.

ARTICLE 7
CUSTOMERS

7.1                               Customer Referrals.  During the Term, Customer shall refer all potential buyers of any Refinery Products to Marketing and, without the prior written consent of Marketing, which shall not be unreasonably withheld, conditioned or delayed, shall not sell any Refinery Products without utilizing the marketing and sales services of Marketing pursuant to the terms of this Agreement; provided, however, that if, as a result of the failure of Marketing to provide marketing or sales services as required by Section 2.2, the operation of the Refinery would be adversely impacted (as determined in the reasonable discretion of Customer), then Customer may also sell Refinery Products to the extent necessary for Customer to prevent such harm to the operation of the Refinery.  Notwithstanding the immediately preceding sentence, in the event that Marketing (a) fails in any material respect to provide marketing or sales services as required under Section 2.2 to potential buyers and (b) such failure is not cured within 15 calendar days following receipt by Marketing of written notice of such noncompliance by Customer, then (x) until such failure is cured, Customer may sell Refinery Products to such buyers, (y) Customer will not be required to pay any Services Base Fee in respect of such volumes and (z) any Minimum Volume Commitment for the period of such noncompliance shall be reduced by any volumes sold by Customer pursuant to clause (x).

7.2                               Data for Customers.  During the Term, upon the request of Marketing, Customer shall deliver to potential buyers a letter confirming Marketing’s role as the exclusive representative of Customer for purposes set forth in this Agreement, as well as any information about the Refinery Products as Marketing may reasonably request. Customer will cooperate to provide any assistance reasonably requested by Marketing in responding to or resolving any disputes arising with respect to a buyer of the Refinery Products.

ARTICLE 8
FORCE MAJEURE

8.1                               Force Majeure. In the event that either Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided, that (A) prior to the third anniversary of the Effective Date, Customer shall be required to make payments (i) for the Services Base Fee for volumes actually sold under this Agreement, and (ii) unless the Force Majeure event is an event that adversely affects Marketing’s ability to perform the marketing services it is required to perform under this Agreement, for any Shortfall Payments to the extent such amount has not been paid pursuant to clause (A)(i) and (B) from and after the third anniversary of the Effective Date, Customer shall be required to continue to make payments for the Services Base Fee for volumes actually sold under this Agreement. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”).  The Parties shall be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event.  The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that neither Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in the best interests. Prior to the third anniversary of the Effective Date, any suspension of the obligations of the Parties under this Section 8.1 as a result of Force Majeure event that adversely affects Marketing’s ability to perform the marketing services it is required to perform under this Agreement shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of 12 months) unless this Agreement is terminated under Section 8.2.

8.2                               Termination for Certain Force Majeure Events. If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than 12 consecutive months beyond the third anniversary of the Effective Date, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than 12 months after the later to occur of (a) the delivery of the Termination Notice and (b) the third anniversary of the Effective Date; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective; provided, further, that upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations (up to a maximum of one year).  After the third anniversary of the Commencement Date and following delivery of a Termination Notice, Marketing may terminate this Agreement, to the extent affected by the Force Majeure event, upon 60 days prior written notice to Customer in order to enter into an agreement to provide any third party the services provided to Customer under this Agreement; provided, however, that Marketing shall not have the right to terminate this Agreement for so long as Customer continues to make Shortfall Payments.

ARTICLE 9
INDEMNIFICATION

9.1                               Indemnity by Customer.  Customer shall pay to, reimburse, defend, indemnify and hold harmless Marketing, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Marketing Indemnitees”) for, from and against any Losses incurred by a Marketing Indemnitee arising out of any breach by Customer of any covenant or agreement contained herein or any representation or warranty of Customer made herein, except to the extent that such Loss was caused by the gross negligence or willful misconduct on the part of the Marketing Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, Customer’s liability to the Marketing Indemnitees pursuant to this Section 9.1 shall be net of any insurance proceeds actually received by the Marketing Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the Loss which is the subject of the indemnification claim. Marketing agrees that it shall, and shall cause the other Marketing Indemnitees to, (x) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Marketing Indemnitees are entitled with respect to or on account of any such Loss, (y) notify Customer of all potential claims against any third Person for any such insurance proceeds, and (z) keep Customer fully informed of the efforts of the Marketing Indemnitees in pursuing collection of such insurance proceeds.

9.2                               Indemnity by Marketing.  Marketing shall pay to, reimburse, defend, indemnify and hold harmless Customer, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Customer Indemnitees”) for, from and against any Losses incurred by a Customer Indemnitee arising out of (i) any breach by Marketing of any covenant or agreement contained herein or any representation or warranty of Marketing made herein, except to the extent that such Loss was caused by the gross negligence or willful misconduct on the part of the Customer Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, Marketing’s liability to the Customer Indemnitees pursuant to this Section 9.2 shall be net of any insurance proceeds actually received by the Customer Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the Loss which is the subject of the indemnification claim. Customer agrees that it shall, and shall cause the other Customer Indemnitees to, (x) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Customer Indemnitees are entitled with respect to or on account of any such Loss, (y) notify Marketing of all potential claims against any third Person for any such insurance proceeds, and (z) keep Marketing fully informed of the efforts of the Customer Indemnitees in pursuing collection of such insurance proceeds.

9.3                               Limitation of Indemnity.  EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS OF THIRD PARTIES, THE PARTIES’ LIABILITY FOR LOSSES HEREUNDER IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIFIC PERFORMANCE, LOST PROFITS, DIMINUTION IN VALUE  OR OTHER BUSINESS INTERRUPTION DAMAGES (IN EACH CASE, TO THE EXTENT NOT A DIRECT LOSS), OR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES (COLLECTIVELY REFERRED TO AS “SPECIAL DAMAGES”), IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES ITS DUTY TO MITIGATE DAMAGES HEREUNDER.

9.4                               Express Negligence.  THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES (EXCLUDING, IN THE CASE OF SECTION 9.1(iii) AND SECTION 9.2(iii), GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

9.5                               Transaction Agreements. The Transaction Agreements contain additional indemnity provisions. The indemnities contained in this Article 9 are in addition to and not in lieu of the indemnity provisions contained in any other Transaction Agreement. Any indemnification obligation of Customer to Marketing on the one hand, or Marketing to Customer on the other hand, pursuant to this Article 9 shall be reduced by an amount equal to any indemnification actually recovered by such party pursuant to any Transaction Agreement to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of Customer or Marketing, respectively

ARTICLE 10

CONFIDENTIAL INFORMATION

10.1                        Confidentiality.

(a)                                 Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 10.1. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

(b)                                 Required Disclosure. Notwithstanding Section 10.1(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c)                                  Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 10.1, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d)                                 Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e)                                  Survival. The obligation of confidentiality under this Section 10.1 shall survive the termination of this Agreement for a period of two years.

ARTICLE 11

MISCELLANEOUS

11.1                        Entire Agreement.  This Agreement (including its Schedules and Attachments), together with the Asset Purchase Agreement (including the Ancillary Documents, as defined in the Asset Purchase Agreement), contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof and there are no other promises, representations, or warranties affecting it. The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect.

11.2                        Amendment; Modification; Waiver.  This Agreement (including any Schedules or Attachments hereto) may be terminated, amended or modified only by a written instrument executed by the Parties and approved by the conflicts committee of the board of directors of the General Partner. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

11.3                        Assignment.

(a)                                 Customer shall not assign its rights or obligations hereunder without Marketing’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (A) Customer may assign this Agreement without Marketing’s consent in connection with a sale by Customer of all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee:  (1) agrees to assume all of Customer’s obligations under this Agreement and (2) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Customer in its reasonable judgment; and (B) Customer shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Delek US and its Affiliates.

(b)                                 Marketing shall not assign its rights or obligations under this Agreement without the prior written consent of Customer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (A) Marketing may assign this Agreement without Customer’s consent in connection with a sale by Marketing of all or substantially all of its assets, including by merger, equity sale, asset sale or otherwise, so long as the transferee:  (1) agrees to assume all of Marketing’s obligations under this Agreement and (2) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Marketing in its reasonable judgment; and (3) is not a competitor of Customer, as determined by Customer in good faith; and (B) Marketing shall be permitted to make a collateral assignment of this Agreement solely to secure financing for the Partnership and its Affiliates.

(c)                                  Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.

(d)                                 This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.4                        Nature of Transaction and Relationship of the Parties.

(a)                                 This Agreement shall not be construed as creating a partnership, association or joint venture among the Parties. It is understood that Marketing is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make Marketing, or any employee or agent of Marketing, an agent or employee of Customer.

(b)                                 No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third Person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of any of the other Parties; or to otherwise act as the representative of any of the other Parties, unless expressly authorized in writing by such other Party.

11.5                        Notices.  All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given upon confirmation of actual delivery thereof: (a) by transmission by facsimile or hand delivery; (b) mailed via the official governmental mail system, sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide; or (d) by PDF document attached to an e-mail. All notices will be addressed to the Parties at the respective addresses provided in Attachment A or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

11.6                        Governing Law.  This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

11.7                        Time of the Essence. Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

11.8                        Uniform Commercial Code.  Except as otherwise provided herein, the provisions of the Uniform Commercial Code for the State of Texas shall be deemed to apply to all transactions for the purchase, sale or delivery of any Refinery Product pursuant to this Agreement, and such Refinery Product shall be deemed to be a “good” for purposes thereof.

11.9                        Counterparts.  This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or portable document format (pdf)), will be deemed original but all of which together will constitute one and the same instrument.

11.10                 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.11                 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each signatory hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the indemnified parties with respect to Article 9) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

11.12                 Arbitration Provision. Any and all Arbitrable Disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 11.12 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 11.12 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of Customer, Marketing or any of their Affiliates and (ii) have not less than seven years’ experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within thirty days after the selection of the third arbitrator. Customer, Marketing and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages.

[Remainder of this page intentionally left blank.]

IN WITNESS HEREOF, the undersigned have executed this Agreement as of the date first written above.

ALON USA, LP

By: Alon USA GP II, LLC, its general partner

By:	/s/ Frederec Green
	Name:	Frederec Green
	Title:	Executive Vice President and Chief
Operating Officer

By:	/s/ Assi Ginzburg
	Name:	Assi Ginzburg
	Title:	Executive Vice President

DKL BIG SPRING, LLC

By:	/s/ Alan Moret
	Name:	Alan Moret
	Title:	President

By:	/s/ Kevin Kremke
	Name:	Kevin Kremke
	Title:	Executive Vice President and Chief
Financial Officer

For the limited purposes specified in Section 6.8:

DELEK US HOLDINGS, INC.

By:	/s/ Frederec Green
	Name:	Frederec Green
	Title:	Executive Vice President and Chief
Operating Officer

By:	/s/ Assi Ginzburg
	Name:	Assi Ginzburg
	Title:	Executive Vice President

ATTACHMENT A

1.                                      Customer Notice Address

Alon USA, LP

c/o Delek US Holdings, Inc.

7102 Commerce Way
Brentwood, TN 37027
Attn:  Chief Executive Officer
Telecopy No: (615) 435-1271

Email: legalnotices@delekus.com

With a copy to (which copy shall not constitute notice):

Alon USA, LP

c/o Delek US Holdings, Inc.

7102 Commerce Way
Brentwood, TN 37027
Attn:  General Counsel
Telecopy No: (615) 435-1271

Email: legalnotices@delekus.com

2.                                      Marketing Notice Address

DKL Big Spring, LLC

c/o Delek US Holdings, Inc.

7102 Commerce Way
Brentwood, TN 37027
Attn:  Chief Executive Officer
Telecopy No: (615) 435-1271

Email: legalnotices@delekus.com

With a copy to (which copy shall not constitute notice):

DKL Big Spring, LLC

c/o Delek US Holdings, Inc.

7102 Commerce Way
Brentwood, TN 37027
Attn:  General Counsel
Telecopy No: (615) 435-1271

Email: legalnotices@delekus.com

SCHEDULE A
REFINERY PRODUCTS

Product	Marketing Fee Category
CBOB Gasoline and all blends of CBOB Gasoline and Ethanol	Non-Specialty
PBOB Gasoline and all blends of PBOB Gasoline and Ethanol	Non-Specialty
RBOB Gasoline and all blends of RBOB Gasoline and Ethanol	Non-Specialty
PRBOB Gasoline and all blends of PRBOB Gasoline and Ethanol	Non-Specialty
AZRBOB Gasoline and all blends of AZRBOB Gasoline and Ethanol	Non-Specialty
El Paso Low RVP Gasoline	Non-Specialty
Ultra Low Sulfur Diesel (on road, off road, and/or containing biodiesel)	Non-Specialty
High Sulfur Diesel	Non-Specialty
Propane	Specialty
Oderized-Propane	Specialty
Refinery-Grade Propylene	Specialty
Normal Butane	Specialty
Benzene	Specialty
Toluene	Specialty
Carbon Black Oil (CBO)	Specialty
AAS104 Solvent	Specialty
AAS70 Solvent	Specialty
Jet Fuel Military	Specialty
Jet A Fuel	Specialty
Vacuum Gas Oil	Specialty
Vacuum Tower Bottoms (VTB)	Specialty
Sulfur	Specialty
Atmospheric Tower Bottoms	Specialty
Fuel Oil	Specialty

This Schedule A may be amended from time-to-time to include additional products that are produced at the Big Spring Refinery during the term of this Agreement; for the avoidance of doubt, none of the Excluded Products shall be Refinery Products nor shall any product that is provided for in the Asphalt Services Agreement (as defined in the Asset Purchase Agreement) be Refinery Products.

SCHEDULE B
EXCLUDED PRODUCTS

1.              The following asphalt products:

Product	Marketing Fee Category
0-pen Asphalt	Excluded
AC-10	Excluded
PG-58-28	Excluded
PG-64-22	Excluded
PG-64-28	Excluded
PG-70-22	Excluded
PG-70-28	Excluded
PG-73-25	Excluded
PG-76-22	Excluded
PG-76-28	Excluded
AC-20-5TR	Excluded
AC-20XP	Excluded
TRHP	Excluded
TR Con	Excluded
MC-70	Excluded
SC-800	Excluded

2.              Additional Excluded Products as agreed upon by the Parties from time to time.